Exhibit 99.1

ARMOUR RESIDENTIAL REIT, INC.
APPOINTS DELOITTE & TOUCHE AS NEW AUDITOR

VERO BEACH, FL – September 30, 2011 -- ARMOUR Residential REIT, Inc. (NYSE: "ARR" and NYSE Amex: "ARR.WS") (“ARMOUR” or the “Company”) announced today that it has appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm replacing the Company’s previous independent registered public accounting firm, EisnerAmper LLP. The Company believes the addition of Deloitte & Touche LLP, a Big Four accounting firm, will position it for continued growth and success.

The Company’s Audit Committee approved the change in auditor. ARMOUR has had no disagreement with EisnerAmper LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of EisnerAmper, would have caused EisnerAmper to make a reference to the subject matter of such disagreement in connection with its reports on the consolidated financial statements for the fiscal years ended December 31, 2010 and December 31, 2009.  ARMOUR has expressed its appreciation to Eisner for its commitment and quality of service.

ARMOUR Residential REIT, Inc.

ARMOUR is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate residential mortgage-backed securities, or RMBS, issued or guaranteed by U.S. Government-chartered entities. ARMOUR is externally managed and advised by ARMOUR Residential Management LLC (“ARRM” or “ARRM LLC”). ARMOUR Residential REIT, Inc. qualifies and has elected to be taxed as a REIT under the Internal Revenue Code for U.S. federal income tax purposes.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors are contained in the Company's most recent filings with the Securities and Exchange Commission ("SEC"). All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov, or the Company website www.armourreit.com or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

INVESTOR CONTACT:

ARMOUR Residential REIT, Inc.
Jeffrey Zimmer, (772) 617-4340
Co-Chief Executive Officer, President and Vice Chairman
investors@armourreit.com